Exhibit 99.1

Getty Images Reports Financial Results for the Second Quarter of 2006

Record Revenues Driven by Growth in Every Region and Every Product Line

SEATTLE – July 25, 2006 – Getty Images, Inc. (NYSE:GYI), the world’s leading creator and distributor of visual content, today reported results for the second quarter ended June 30, 2006.

Quarterly Highlights

•	Revenue grew 10.5 percent to $204.8 million and 12.8 percent on a currency-neutral basis

•	Earnings per diluted share were $0.35. Excluding stock-based compensation, the losses on subleased property in New York and on the sale of short-term investments, earnings per diluted share were $0.64

•	Cash provided by operating activities was $55.4 million for the quarter

•	Acquisitions of Stockbyte, a leading, wholly-owned royalty free collection, and Laura Ronchi S.p.A, the Company’s largest master delegate, were completed during the quarter

“We exhibited revenue growth across all regions and in all businesses during the quarter, while making great progress and executing on all our key initiatives for the year,” said Jonathan Klein, co-founder and chief executive officer. “Furthermore, our business model continues to excel as we exploit the opportunities that come from our leadership position. Our continuing innovation in products, services and technology, together with our total focus on delighting our customers, remain the key ingredients to our success in the past, now and in the future.”

Revenue grew 10.5 percent to $204.8 million from $185.3 million in the second quarter of 2005. Excluding the effects of changes in currency exchange rates, revenue grew 12.8 percent. As a percentage of revenue, cost of revenue improved to 24.8 percent compared to 26.7 percent in the prior year.

Selling, general and administrative expenses (SG&A) were $77.9 million compared to $64.9 million in the second quarter of 2005. Excluding stock-based compensation of $3.9 million in the second quarter of 2006 and $0.4 million in the second quarter of 2005, SG&A was 36.1 percent of revenue in the second quarter of 2006 compared to 34.8 percent in the prior year.

Income from operations was $39.7 million compared to $55.5 million in the second quarter of 2005. Excluding $22.5 million for stock-based compensation and a non-cash loss on subleased property in New York, income from operations increased 11.3 percent to $62.2 million in the second quarter of 2006, or 30.4 percent of revenue, compared to $55.9 million or 30.1 percent in the second quarter last year.

Net income for the second quarter was $22.3 million. Excluding $17.9 million for stock-based compensation, the non-cash loss on subleased property in New York and the loss on the sale of short-term investments, net income was $40.2 million or $0.64 per share. Excluding $3.5 million for the accelerated amortization of debt issuance costs and stock-based compensation, net income was $37.5 million or $0.58 in the second quarter of 2005. Excluding these items, net income grew 7.2 percent and earnings per diluted share grew 10.3 percent. The loss on subleased property in New York and the losses on sale of short-term investments were announced by the company on May 23, 2006.

Net cash provided by operating activities was $121.4 million and the acquisition of property and equipment totaled $35.1 million in the first six months of 2006.

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Getty Images, Inc.

Second Quarter 2006 Financial Results

Cash and short-term investment balances were $259.5 million at June 30, 2006, down from $522.5 million at March 31, 2006. Net cash spent on acquisitions of businesses and share repurchases was $307.3 million during the second quarter of 2006.

Share Repurchase

During the second quarter, the company repurchased 2.5 million shares for a total of $161.4 million, representing approximately four percent of outstanding shares. Subsequent to the end of the quarter, the company repurchased an additional 214,000 shares for a total of $13.6 million leaving $75 million remaining under the $250 million share repurchase authorization.

Business Outlook

The following forward-looking statements reflect Getty Images’ expectations as of July 25, 2006. The company currently does not intend to update these forward-looking statements until the next quarterly results announcement.

For the third quarter of 2006, the company expects to report revenue in the range of $205 million to $210 million and diluted earnings per share of $0.64 to $0.66. Third quarter diluted earnings per share guidance excludes approximately $0.04 related to expected stock-based compensation.

For 2006, the company expects to report revenue in the range of $820 million to $830 million, and diluted earnings per share of $2.63 to $2.70. Full year earnings per share guidance excludes approximately $0.16 per share for stock-based compensation, and a total of $0.25 per share for the loss on subleased property in New York, and loss on the sale of short-term investments.

Company guidance assumes approximately 60.7 million fully diluted shares in the third quarter and 61.7 million fully diluted shares for the full year.

Web cast information

The company will host a conference call today at 2:00 pm PT. The dial-in number is 800.289.0544 (North America) or 913.981.5533 (international). There will be a live web cast of the conference call, which can be accessed from the Investors page in the About Us section of the Getty Images Web site at www.gettyimages.com. The company will also provide a replay of the conference call at 888.203.1112 (North America) or 719.457.0820 (international), confirmation number 5843524, until July 27, at 9:00 pm PT. The web cast will be archived on the Getty Images Web site and will be available until July 25, 2007. Supplemental statistical information referenced in the conference call will be available in the Investors section of the Web site.

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Getty Images, Inc.

Second Quarter 2006 Financial Results

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about our business as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by us with the Securities and Exchange Commission, in particular our Form 10-Q for the quarter ended March 31, 2006 and Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by law, we do not intend to update or revise any forward-looking statements until our next quarterly earnings release.

Contacts:
Investors:	Media:
Alan Pickerill	Deb Trevino
Director, Investor Relations	Vice President, Communications
206.925.6355	206.925.6474
alan.pickerill@gettyimages.com	deb.trevino@gettyimages.com

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Getty Images, Inc.

Second Quarter 2006 Financial Results

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
(In thousands, except per share amounts)
Revenue	$204,771	$185,305	$405,699	$363,399
Cost of revenue (exclusive of items shown separately below)	50,681	49,495	102,947	100,749
Selling, general and administrative expenses (including stock-based compensation of $3,904 and $354 for the three months ended June 30, 2006 and 2005, respectively and $7,210 and $605 for the six months ended June 30, 2006 and 2005, respectively)	77,861	64,908	152,137	124,962
Depreciation	13,260	12,296	25,517	24,331
Amortization	5,182	2,455	8,913	3,677
Loss on leased properties	18,092	—	18,526	—
Other operating (income) expenses	(34)	643	(1,198)	627

Operating expenses	165,042	129,797	306,842	254,346

Income from operations	39,729	55,508	98,857	109,053
Investment (loss) income	(1,203)	3,038	2,813	5,927
Interest expense	(377)	(5,850)	(734)	(6,812)
Exchange (losses) gains	(600)	140	(595)	(350)
Other non-operating expenses	(68)	—	(27)	—

Income before income taxes	37,481	52,836	100,314	107,818
Income tax expense	(15,202)	(18,846)	(38,687)	(39,720)

Net income	$22,279	$33,990	$61,627	$68,098

Earnings per share
Basic	$0.36	$0.55	$1.00	$1.11
Diluted	0.35	0.53	0.97	1.06

Shares used in computing earnings per share
Basic	61,508	61,330	61,916	61,138
Diluted	62,902	64,425	63,397	64,285

Getty Images, Inc.

Second Quarter 2006 Financial Results

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	JUNE 30, 2006	DECEMBER 31, 2005
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$259,460	$223,084
Short-term investments	—	295,191
Accounts receivable, net	124,324	107,020
Prepaid expenses	16,927	11,815
Deferred income taxes, net	9,715	—
Other current assets	7,183	8,553

Total current assets	417,609	645,663
Property and equipment, net	148,788	127,497
Goodwill	984,289	804,804
Identifiable intangible assets, net	84,340	50,206
Deferred income taxes, net	—	30,704
Other long-term assets	2,012	4,211

Total assets	$1,637,038	$1,663,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$85,884	$72,344
Accrued expenses	40,521	38,676
Deferred income taxes, net	—	17,677
Short-term debt	—	265,000
Other current liabilities	8,106	2,948

Total current liabilities	134,511	396,645
Long-term debt	265,000	—
Other long-term liabilities	43,226	23,480

Total liabilities	442,737	420,125

Stockholders’ equity
Common stock	625	623
Additional paid-in capital	1,293,083	1,278,048
Common stock repurchased	(161,449)	—
Retained earnings (Accumulated deficit)	42,727	(18,900)
Accumulated other comprehensive income (loss)	19,315	(16,811)

Total stockholders’ equity	1,194,301	1,242,960

Total liabilities and stockholders’ equity	$1,637,038	$1,663,085

Getty Images, Inc.

Second Quarter 2006 Financial Results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

SIX MONTHS ENDED JUNE 30,	2006	2005
(In thousands)
Cash flows from operating activities
Net income	$61,627	$68,098
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	25,517	24,331
Loss on leased properties	18,526	—
Amortization of identifiable intangible assets	8,913	3,677
Employee stock-based compensation	7,210	605
Loss on sale of available-for-sale investments	3,956	—
Deferred income taxes	3,829	32,915
Bad debt expense	2,165	1,330
Amortization of debt issuance and exchange costs	17	6,060
Other changes in long-term assets and liabilities, net	343	963
Changes in current assets and liabilities, net of effects of business acquisitions
Accounts receivable	5,186	(11,460)
Accounts payable	(308)	3,489
Accrued expenses	(16,862)	(9,544)
Income taxes payable	(1,803)	(824)
Changes in other current assets and liabilities, net	3,096	552

Net cash provided by operating activities	121,412	120,192

Cash flows from investing activities
Proceeds from available-for-sale investments	304,443	98,056
Acquisitions of businesses, net of cash acquired	(194,943)	(214,517)
Acquisition of property and equipment	(35,139)	(22,767)
Acquisition of available-for-sale investments	(9,330)	(74,418)
Other investing activities	300	—

Net cash provided by (used in) investing activities	65,331	(213,646)

Cash flows from financing activities
Common stock repurchased	(161,449)	—
Proceeds from the issuance of common stock	5,600	19,941
Reduction of income taxes paid due to windfall tax benefits	2,181	—
Other financing activities	219	(557)

Net cash (used in) provided by financing activities	(153,449)	19,384

Effects of exchange rate changes	3,082	(3,026)

Net increase (decrease) in cash and cash equivalents	36,376	(77,096)
Cash and cash equivalents, beginning of period	223,084	194,752

Cash and cash equivalents, end of period	$259,460	$117,656